Fidelity & Guaranty Life Announces Expiration and Final Results of Consent Solicitation to Amend Senior Notes of Fidelity & Guaranty Life Holdings, Inc.
DES MOINES, Iowa, November 15, 2017 -- Fidelity & Guaranty Life (NYSE: FGL) announced today the expiration and final results of the solicitation of consents (the “Consent Solicitation”) by Fidelity & Guaranty Life Holdings, Inc. (“FGLH”) from holders of FGLH’s 6.375% Senior Notes due 2021 (the “Notes”) (CUSIP Nos. 315786 AA1 (144A) and U30050 AA3 (Reg S)) to adopt certain proposed amendments (“Proposed Amendments”) to the indenture governing the Notes (“Indenture”). The Consent Solicitation expired at 5:00 p.m., New York City time, on November 14, 2017. As of the expiration of the Consent Solicitation, registered holders of the Notes of record (each a “Holder” and, collectively, the “Holders”) at 5:00 p.m., New York City time, on November 7, 2017, holding $296,637,000 aggregate principal amount of the Notes representing approximately 98.88% of the total outstanding principal amount of the Notes, validly delivered and did not validly withdraw consents to the Proposed Amendments pursuant to the Consent Solicitation. FGLH has accepted all consents that were validly delivered and not validly withdrawn pursuant to the Consent Solicitation prior to the expiration date. FGLH will pay a cash payment equal to $10.00 per $1,000 principal amount of Notes (the “Consent Consideration”) for such consents no later than the third business day following the time at which all the conditions with respect to the Consent Solicitation, including the consummation of the Acquisition (as defined below), have been satisfied or waived.
FGLH intends to execute an amended and restated indenture amending and restating the Indenture (the “A&R Indenture”) with the trustee and the guarantors party thereto that contains the Proposed Amendments. The A&R Indenture will be effective upon execution and will constitute a binding agreement among FGLH, the guarantors party thereto and the trustee; however, the A&R Indenture will not become operative until immediately prior to the consummation of the previously announced acquisition of Fidelity & Guaranty Life (the “Acquisition”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), by and among Fidelity & Guaranty Life, CF Corporation (“CF Corp”) and the other parties thereto, which Acquisition is expected to occur by the end of the fourth calendar quarter of 2017. The Proposed Amendments and the new guarantees referred to below will cease to be operative if the Acquisition is not consummated or FGLH does not pay the Consent Consideration to the paying agent for the benefit of the Holders.
As further described in the Consent Solicitation Statement (as defined below), guarantees of the Notes by certain new guarantors will be effected gratuitously and will be provided in respect of the Notes upon consummation of the Acquisition to the extent that the Notes are then outstanding and have not been defeased or satisfied and discharged.
The Consent Solicitation was made pursuant to the terms and subject to the conditions set forth in the Consent Solicitation Statement dated November 8, 2017 (the “Consent Solicitation Statement”) and the accompanying consent form (the “Consent Form”). FGLH may, in its sole discretion, abandon or withdraw the Consent Solicitation at any time as described in the Consent Solicitation Statement. If the Consent Solicitation is abandoned or withdrawn, the Proposed Amendments will have no effect on the Original Indenture, the Notes or the Holders of the Notes.
FGLH has engaged RBC Capital Markets, LLC to act as solicitation agent (“Solicitation Agent”) in connection with the Consent Solicitation. Questions regarding the Consent Solicitation may be directed to the Solicitation Agent at (212) 618-7843 (toll-free) or (877) 381-2099 (collect). FGLH has engaged D.F. King & Co., Inc. to act as information agent and tabulation agent (“Information and Tabulation Agent”) and paying agent for the Consent Solicitation. Requests for documents relating to the Consent Solicitation may be obtained from D.F. King & Co., Inc. at (800) 735-3591 (toll-free), (212) 269-5550 or by e-mail at fgl@dfking.com.
The guarantees provided by the new guarantors under the A&R Indenture will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws.
No Offer or Solicitation
This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed transactions or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ from FGLH’s expectations, estimates or projections and consequently, you should not rely on these forward looking statements as predictions of future events. These forward-looking statements include, without limitation, (i) the Proposed Amendments and the operativeness of the A&R Indenture giving effect thereto, (ii) the expected payment of the Consent Consideration, and (iii) the consummation of the Acquisition of FGL. Actual results may differ materially due to a variety of factors including: changed market conditions, failure to satisfy the conditions for completing the Acquisition or consummating the Consent Solicitation and other factors listed under “Forward-Looking Statements” in the Consent Solicitation Statement. Except as may be required by law, FGLH does not intend to update or revise forward-looking statements to reflect changed assumptions or future events.
About Fidelity & Guaranty Life

Fidelity & Guaranty Life, an insurance holding company, helps middle-income Americans prepare for retirement. Through its subsidiaries, the company offers fixed annuity and life insurance products distributed by independent agents through an established network of independent marketing organizations.
Investor Contact:
Diana Hickert-Hill
Fidelity & Guaranty Life
Investor.Relations@fglife.com
410-487-0992

Media Contact:
Jamie Tully or David Millar
Sard Verbinnen & Co
212-687-8080

Source: Fidelity & Guaranty Life